Exhibit 10.9

Second Addendum to Employment Agreement

This Second Addendum modifies and amends that certain employment agreement by and between Safe Auto Insurance Company (the "Company"), an Ohio corporation with its principle offices at 4 Easton Oval, Columbus, Ohio 43219, and Ronald H. Davies (the "Executive"), an individual residing at 8200 Central College Road, New Albany, OH 43054, (collectively, the "Parties"), executed and effective as of August 13, 2012, including that certain addendum thereto effective on June 19, 2014 and fully incorporated therein (collectively, the "Agreement"). This Second Addendum, effective as of the date last signed below, is fully incorporated into the Agreement as if it were stated fully therein. Upon further negotiation by the Parties and in consideration of their continued employer-employee relationship, the sufficiency and value of which is hereby acknowledged, the parties now agree that:

First Modification — Section 2. Term.

Section 2 is hereby revised and extended as follows:

The Parties now mutually agree to extend the Agreement for an additional three-year (3-year) period to run from August 12, 2015 to August 13, 2018 (the "Second Employment Term"). The provision in this Section 2 for two (2) successive automatic renewals of one (1) year (each a "Renewal Employment Term") shall apply only at the expiration of the Second Employment Term. (The Initial Employment Term, Second Employment Term and any Renewal Employment Term are collectively referred to as the "Employment Term.")

Either Party may terminate the Agreement at the end of the Second Employment Term or any Renewal Employment Term by providing written notice of termination at least three (3) months prior to expiration of the Second Employment Term or applicable Renewal Employment Term; however, if the Company terminates this Agreement as of the end of the Second Employment Term or any Renewal Employment Term, pursuant to this Section 2, or if this Agreement terminates by its own terms at the end of the second Renewal Employment Term, such termination will be deemed a Termination Without Cause within the meaning established by Section 10 of the Agreement.

For the avoidance of doubt, the foregoing shall in all respects supersede any provision to the contrary contained in the original Agreement or the initial Addendum, and give effect to the Parties' intent to extend the Executive's term of employment for an additional three-year (3-year) period, prior to any automatic renewals thereof. All non-conflicting terms and conditions of the original Agreement and initial Addendum carry forward without change.

Second Modification — Section 10. Termination

Section 10.a. is hereby deleted entirely and replaced by the following:

a.	By The Company. The Company may terminate this Agreement (except in the event of death of the Executive, which will terminate this Agreement), and Executive's employment, for the following reasons:

i.
In the event of death of Executive. Upon termination of this Agreement by reason of the death of Executive, the Company shall pay to Executive's estate: (1) any Base Salary earned but unpaid prior to the date of termination; (2) a pro-rated amount of the Incentive Bonus (if any) for each of Gross Revenue Growth and Underwriting Profit which Executive is eligible to receive pursuant to Section 6 (as modified by the Amendment to Employment Agreement agreed to by the Parties and effective on June 19, 2014) hereof with respect to the fiscal year in which the termination occurs calculated based on (A) the Company's gross revenues, Underwriting Profit and Underwriting Loss, as applicable, for such fiscal year, assuming that such fiscal year ended on the last day of the month immediately preceding the month in which the termination occurs (compared, in the case of Gross Revenue Growth, to the Company's gross revenues for the immediately preceding fiscal year, assuming such fiscal year ended on the last day of the month immediately preceding the month which includes the date that is one year prior to the date of termination) and (B) the number of full calendar months that have elapsed in the fiscal year in which the termination occurs; (3) any unvested contributions made by the Company to the Executive's qualified or non-qualified retirement plans, and, (5) the Phantom Equity Bonus (if any), as set forth in Section 9 above.

ii.
If Executive is unable to perform the duties of his position by reason of a medically certified physical or mental disability for a period of six consecutive months ("Disability"). If this Agreement terminates by reason of the Disability of Executive, the Company shall pay to Executive: (1) any Base Salary earned but unpaid prior to the date of termination; (2) a pro-rated amount of the Incentive Bonus (if any) for each of Gross Revenue Growth and Underwriting Profit which Executive is eligible to receive pursuant to Section 6 (as modified by the Amendment to Employment Agreement agreed to by the Parties and effective on June 19, 2014) hereof with respect to the fiscal year in which the termination occurs calculated based on (A) the Company's gross revenues, Underwriting Profit and Underwriting Loss, as applicable, for such fiscal year, assuming that such fiscal year ended on the last day of the month immediately preceding the month in which the termination occurs (compared, in the case of Gross Revenue Growth, to the Company's gross revenues for the immediately preceding fiscal year, assuming such fiscal year ended on the last day of the month immediately preceding the month which includes the date that is one year prior to the date of termination) and (B) the number of full calendar months that have elapsed in the fiscal year in which the termination occurs; (3) any unvested contributions made by the Company to the Executive's qualified or non-qualified retirement plans; and, (4) the Phantom Equity Bonus (if any), as set forth in Section 9 above. The determination of Disability shall be made by three (3) physicians, one of whom shall be appointed by Company, one by Executive and one by the two appointed physicians. The determination by any two (2) of such physicians shall be final and binding. Executive agrees to submit to one or more medical examinations by such physicians and to permit Company access to their findings. The expense of any such examinations shall be borne by Company.

iii.
For "Cause." "Cause" is defined as: (1) Executive's gross negligence of his duties or willful misconduct in the performance of his duties; (2) Executive's fraud against the Company, theft, misappropriation or embezzlement of the assets of the Company; (3) Executive's material breach of this Agreement; provided, however, that Executive shall have thirty (30) days after written notice from the Board to cure such breach to the Board's reasonable satisfaction; (4) Executive's material violation of the Company's written policies including, but not limited to, the Company's policies prohibiting sexual harassment, intentional unlawful discrimination, or the creation of a hostile work environment; or (5) Executive's conviction of, or plea of guilty or nolo contendere to, any crime which involves moral turpitude or results in material harm to the Company. In the event that the Company terminates this Agreement and Executive's employment for Cause, the Company shall pay to Executive: (1) any Base Salary earned but unpaid prior to the date of termination; and, (2) the Phantom Equity Bonus (if any), as set forth in Section 9; however, in such case, the Company shall have no obligation to provide Employee with any other compensation of any nature whatsoever.

iv.
"Without Cause." The Company may terminate this Agreement and Executive's employment "Without Cause" at any time, for any reason, or for no reason at all. In the event that the Company terminates this Agreement and Executive's employment Without Cause, the Company shall pay to Executive: (1) any Base Salary earned but unpaid prior to the date of termination; (2) severance pay equivalent to the greater of (A) Base Salary from the date of termination to August 13, 2018 payable in accordance with the Company's regular payroll practices, or (B) one year of the then current Base Salary from the date of termination, payable in accordance with the Company's regular payroll practices; (3) a pro-rated amount of the Incentive Bonus (if any) for each of Gross Revenue Growth and Underwriting Profit which Executive is eligible to receive pursuant to Section 6 (as modified by the Amendment to Employment Agreement agreed to by the Parties and effective on June 19, 2014) with respect to the fiscal year in which the termination occurs calculated based on (A) the Company's gross revenues, Underwriting Profit and Underwriting Loss, as applicable, for such fiscal year, assuming that such fiscal year ended on the last day of the month immediately preceding the month in which the termination occurs (compared, in the case of Gross Revenue Growth, to the Company's gross revenues for the immediately preceding fiscal year, assuming such fiscal year ended on the last day of the month immediately preceding the month which includes the date that is one year prior to the date of termination) and (B) the number of full calendar months that have elapsed in the fiscal year in which the termination occurs; (5) the Phantom Equity Bonus (if any), as set forth in Section 9; (6) any unvested contributions made by the Company to the Executive's qualified or non-qualified retirement plans, and (7) provided that Executive elects to continue participating in the Company's medical insurance program and pays the applicable premiums, the Company also shall maintain in full force and effect, for Executive's continued benefit the medical insurance program in which Executive (or members of Executive's family or other dependents) was participating or was covered immediately before Executive's termination through the end of the Employment Term. If the Company's medical insurance program does not allow the continued participation described in the preceding sentence, or if such participation is prohibited by applicable law, the Company shall take commercially reasonable efforts to obtain medical insurance coverage, subject to Executive's payment of any applicable premiums for such coverage, (i) providing for benefits that are substantially similar (including eligibility conditions, conditions on benefits, the value of benefits and the scope of coverage) to those provided by the medical insurance program in which Executive was participating immediately before Executive's termination and (ii) under which any eligibility or other conditions on benefits, including deductibles and co-payments are administered by applying Executive's experience under the medical insurance program in which Executive (or members of Executive's family or other dependents) was participating immediately before the Executive's termination. For the purpose of clarity, the "applicable premiums" payable by Executive for the benefit described in this Section 10(a)(iv)(6) shall, (A) if Executive continues participating in the Company's medical insurance program, equal the premium then payable by the Company's employees for coverage under the Company's medical insurance program, and (B) if the Company obtains medical insurance coverage because such continued participation is not permitted by the Company's medical insurance program or prohibited by applicable law, equal the total premium payable for such coverage less an amount equal to the dollar amount of the premium subsidized by the Company for employees participating in the Company's medical insurance program who hold a position comparable to the position held by Executive immediately prior to his termination. To the extent that any benefit extended under this Section 10(a)(iv)(6) would result in taxable compensation to Executive, Executive shall be solely responsible for any such taxes.

v.
By Executive with "Good Reason." "Good Reason" is defined as: (1) the Company makes a material adverse change in Executive's job functions, authorities, position, status, duties or responsibilities, without Executive's prior written consent; (2) the Company requires Executive to work in an office which is more than fifty (50) miles from Company's current principal Executive office without Executive's prior written consent; (3) the Company's breach of a material term of this Agreement or any other agreement between Executive and Company; provided, however, that Company shall have thirty (30) days after receipt of written notice from Executive of such breach to cure the breach; (4) the Company reduces Executive's Base Salary as in effect from time to time, without Executive's prior written consent; and (v) the Company requests that the Executive participates in an unlawful act. Executive may terminate this Agreement with "Good Reason" by giving written notice to the Company. In the event that Executive terminates his employment with Good Reason pursuant to this Section 10(a)(v), the Company shall pay to Executive the items set forth in Section 10(a)(iv) as if Executive were terminated by the Company Without Cause.

vi.
By expiration. In the event that this Agreement terminates by expiration of time, where such termination is not otherwise governed by one of the foregoing Sections 10(a)(i-v), the Company shall pay to Executive the items set forth in Section 10(a)(iv) as if Executive were terminated by the Company Without Cause.

Third Modification — Section 5. Base Salary.

Section 5 is hereby deleted entirely and replaced with the following:

5.
Base Salary. During the Second Employment Term, the Company will pay Executive an annual base salary of $436,806.05 (the "Base Salary"), or such greater amount as may be determined from time to time by the Board, payable in approximately equal installments in accordance with the Company's regular payroll practices. In addition, for each subsequent fiscal year of the Company during the Second Employment Term, the Company will adjust the Base Salary consistent with the increase (if any) in the Consumer Price Index ("CPI") as reported by the United States Bureau of Labor Statistics for the preceding fiscal year, provided that the Company will not reduce the Base Salary if there is a decrease in the CPI.

IN WITNESS WHEREOF, the parties hereto have caused this Second Addendum to be executed, and fully incorporated into the Agreement as of August 12, 2015.

SAFE AUTO INSURANCE CO.	RONALD H. DAVIES

By:

Its:	Date:

Date: